SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549



                           ____________

                           FORM 8-K/A-2

                          CURRENT REPORT

                Pursuant to Section 12 or 15(d) of
               The Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported) December 21, 1994
                                                     -----------------

                      WHITMAN MEDICAL CORP.
      ------------------------------------------------------
      (Exact name of registrant as specified in its charter)

                           New Jersey
          ----------------------------------------------
          (State or other jurisdiction of incorporation)

      1-13722                                 22-2246554
---------------------           ----------------------------------
(Commission File No.)            (IRS Employer Identification No.)

       485E U.S. Highway One South, Iselin, New Jersey 08830
       ------------------------------------------------------
       (Address of principal executive offices)    (Zip Code)

                          (908) 636-3640
        ----------------------------------------------------
        (Registrant's telephone number, including area code)






Item 7.   Financial Statements, Pro Forma Financial
          Information and Exhibits

(a)  Financial Statements of Business Acquired
     Sanford-Brown College, Inc. audited balance sheet as of October 31, 1994, 1993 and 1992 and the related statements of earnings, shareholder's equity and cash flows for the years then ended.

     Report of Independent Auditors. . . . . . . . . . . . . . .  3
     Balance Sheet . . . . . . . . . . . . . . . . . . . . . . .  4
     Statement of Earnings . . . . . . . . . . . . . . . . . . .  5
     Statement of Shareholder's Equity . . . . . . . . . . . . .  6
     Statement of Cash Flows . . . . . . . . . . . . . . . . . .  7
     Notes to Financial Statements . . . . . . . . . . . . . . .  8


(b)  Pro Forma Financial Information.
     Whitman Medical Corp. and Sanford-Brown College, Inc. Unaudited Pro Forma condensed consolidated balance sheet as of September 30,1994 and condensed consolidated statements of operations for year ended
     March 31,1994 and the six months ended September 30, 1994.

     Pro Forma Financial Information (unaudited) . . . . . . . . 12
     Condensed Consolidated Balance Sheets . . . . . . . . . . . 13
     Condensed Consolidated Statement of Operations
     for twelve months ended March 31,1994 . . . . . . . . . . . 14

     Condensed Consolidated Statement of
     Operations for six months ended September 30, 1994. . . . . 15
     Notes to unaudited Pro Forma condensed Consolidated
     Financial Statements. . . . . . . . . . . . . . . . . . . . 16

                              Independent Auditors' Report

The Shareholder
Sanford-Brown College, Inc.:

We have audited the accompanying balance sheet of Sanford-Brown College, Inc. as of October 31, 1994 and 1993, and the related statements of earnings, shareholder's equity, and cash flows for each of the years in the three-year period ended October 31, 1994. These financial statements are the responsibility of Sanford-Brown College, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sanford-Brown College, Inc. as of October 31, 1994 and 1993, and the results of its operations and its cash flows for each of the years in the three-year period ended October 31, 1994 in conformity with generally accepted accounting principles.


                                        KPMG Peat Marwick LLP
St. Louis, Missouri
November 28, 1994

                          SANFORD-BROWN COLLEGE, INC.

                                 Balance Sheet

                           October 31, 1994 and 1993



Assets                                                                 1994         1993
------                                                                 ----         ----

Current assets:
   Cash and cash equivalents                                       $   669,436     298,285
   Restricted cash                                                     237,342       -
   Perkins Loan program cash                                            15,613       -
   Accounts receivable - students, less allowance
     for doubtful accounts of $1,000,051 and $822,751,
     respectively                                                    5,331,094   6,253,974
   Inventory                                                           101,881      66,439
   Receivable from shareholder                                          50,000      88,439
   Prepaid and other current assets                                    318,802     270,707
                                                                    ----------   ---------
        Total current assets                                         6,724,168   6,977,844
Property and equipment, net of accumulated deprecia-
   tion and amortization of $1,228,611 and $945,179,
   respectively                                                      1,651,092   1,755,029
Student loans                                                          394,268     421,083
Accounts receivable - students, less current portion                         -     102,264
                                                                   -----------   ---------
                                                                   $ 8,769,528   9,256,220
                                                                   ===========   =========
                Liabilities and Shareholder's Equity

Current liabilities:
   Accounts payable                                                    731,520     598,651
   Accrued expenses                                                    397,870     461,812
   Accrued management fees                                              25,000      25,000
   Unearned tuition                                                  4,866,488   5,454,287
                                                                    ----------   ---------
        Total current liabilities                                    6,020,878   6,539,750
Unearned tuition, less current portion                                      -       88,200
Due to U.S. government                                                 423,995     476,630
                                                                    ----------   ---------
                                                                     6,444,873   7,104,580
                                                                    ----------   ---------
Shareholder's equity:
   Common stock, $1 par value, 30,000 shares authorized,
     15,000 shares issued and outstanding                               15,000      15,000
   Retained earnings                                                 2,309,655   2,136,640
                                                                    ----------   ---------
        Total shareholder's equity                                   2,324,655   2,151,640
                                                                    ----------   ---------
                                                                   $ 8,769,528   9,256,220
                                                                   ===========   =========

See accompanying notes to financial statements.

                          SANFORD-BROWN COLLEGE, INC.

                            Statements of Earnings

                 Years ended October 31, 1994, 1993, and 1992




                                                          1994             1993          1992
                                                          ----             ----          ----
Revenues:
   Tuition                                             $ 12,848,955     10,925,372    7,557,976
   Registration and activities fees                         468,232        444,696      387,760
   Bookstore operations, net                                198,131        184,628      125,538
                                                       ------------     ----------    ---------
                                                         13,515,318     11,554,696    8,071,274
                                                       ------------     ----------    ---------
Operating expenses:
   Instructional                                          3,168,785      2,427,619    1,657,049
   Student recruitment                                    2,125,556      2,051,303    1,833,612
   Administrative                                         2,443,493      1,837,229    1,381,166
   Occupancy                                              1,047,632      1,024,566      825,816
   Financial assistance                                     225,490        193,583      166,980
   Management fees                                          300,000        300,000      300,000
   Student personnel services                               270,496        215,383      107,975
   Corporate expenses                                     2,274,181      1,811,863    1,275,813
   Depreciation and amortization                            283,431        144,295      129,384
                                                       ------------      ---------    ---------
                                                         12,139,064     10,005,841    7,677,795
                                                       ------------      ---------    ---------
        Income from operations                            1,376,254      1,548,855      393,479
                                                       ------------      ---------    ---------
Other income (expense):
   Interest income                                           20,979         22,221       53,615
   Interest expense                                             (18)          (300)      (7,451)
   Other                                                    (24,200)        24,711     (104,923)
                                                       ------------      ---------    ---------
                                                             (3,239)        46,632      (58,759)
                                                       ------------      ---------    ---------
        Net income                                     $  1,373,015      1,595,487      334,720
                                                       ============      =========    =========

See accompanying notes to financial statements.

                          SANFORD-BROWN COLLEGE, INC.

                      Statements of Shareholder's Equity

                 Years ended October 31, 1994, 1993, and 1992




                                                                                  Total
                                                    Common       Retained     shareholder's
                                                     stock       earnings        equity
                                                    ------       --------     -------------
Balance at October 31, 1991                       $ 15,000      1,381,433      1,396,433

Dividend to shareholder                                -         (350,000)      (350,000)

Net income                                             -          334,720        334,720
                                                  --------      ---------      ---------
Balance at October 31, 1992                         15,000      1,366,153      1,381,153

Dividend to shareholder                                -         (825,000)      (825,000)

Net income                                             -        1,595,487      1,595,487
                                                  --------      ---------      ---------
Balance at October 31, 1993                         15,000      2,136,640      2,151,640

Dividend to shareholder                                -       (1,200,000)    (1,200,000)

Net income                                             -        1,373,015      1,373,015
                                                  --------      ---------      ---------
Balance at October 31, 1994                       $ 15,000      2,309,655      2,324,655
                                                  ========      =========      =========

See accompanying notes to financial statements.

                               SANFORD-BROWN COLLEGE, INC.

                                 Statements of Cash Flows

                       Years ended October 31, 1994, 1993, and 1992

                                                        1994              1993          1992
                                                        ----              ----          ----
Cash flows from operating activities:
   Net income                                       $ 1,373,015      1,595,487         334,720
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depreciation and amortization                    283,431        144,295         129,384
       Amortization of deferred charges                    -            92,903         104,489
       Loss on disposal of property and equipment        35,000           -                592
       Provision for credit losses                    1,486,116        952,605         714,398
       Increase (decrease) in cash from changes in
         working capital:
           Accounts receivable - students, net         (434,156)    (2,675,270)     (2,393,046)
           Inventory                                    (35,442)       (23,795)         (8,765)
           Prepaid and other current assets             (48,095)       (38,992)       (162,604)
           Accounts payable                             132,869        (92,025)        413,924
           Accrued expenses                             (63,943)       244,951          71,710
           Accrued management fees                         -              -             25,000
           Unearned tuition                            (675,999)       384,219       1,617,677
           Other, net                                   (52,635)       (68,729)       (122,256)
                                                     -----------      -------        ----------
                                                         627,146    (1,079,838)        390,503
                                                     -----------      -------        ----------
        Net cash provided by operating
           activities                                  2,000,161       515,649         725,223
                                                     -----------      -------        ----------
Cash flows from investing activities:
   Purchases of property and equipment                  (214,494)     (601,388)       (276,529)
   Proceeds from the sale of property and equipment         -           46,100           5,403
                                                     -----------      -------        ----------
        Net cash used in investing
           activities                                   (214,494)     (555,288)       (271,126)
                                                     -----------      -------        ----------
Cash flows from financing activities:
   Repayments of note payable                               -             -           (138,000)
   Net decrease (increase) in notes receivable from
     shareholder                                          38,439       294,994        (306,889)
   Repayments of note payable to shareholder                -          (20,000)        (60,000)
   Dividend to shareholder                            (1,200,000)     (825,000)       (350,000)
                                                     -----------      -------        ----------
        Net cash used in financing
           activities                                 (1,161,561)     (550,006)       (854,889)
                                                     -----------      -------        ----------
        Net increase (decrease) in cash
           and cash equivalents                          624,106      (589,645)       (400,792)
Cash and cash equivalents, beginning of year             298,285       887,930       1,288,722
                                                     -----------      -------        ----------
Cash and cash equivalents, end of year               $   922,391       298,285         887,930
                                                     ===========      ========        =========

Supplemental disclosure of cash flow information -
   cash paid during the year for interest            $        18          (300)         (7,451)
                                                     ===========      ========        =========

See accompanying notes to financial statements.

                               SANFORD-BROWN COLLEGE, INC.

                              Notes to Financial Statements

                                October 31, 1994 and 1993


(1) Summary of Significant Accounting Policies

        The accounting and financial reporting policies of Sanford-Brown College, Inc. (the College) conform to generally accepted accounting principles. The following summarizes the significant policies:

        Organization
        The College is a proprietary school which offers a wide variety of business and health care educational programs.

        The College has elected to be taxed as a small business corporation pursuant to Subchapter S of the Internal Revenue Code. Under this election, the College does not provide for income taxes. Rather, the items of income and expense are deemed distributed to the shareholder and will be taxable at the shareholder level.

        Cash Restricted for Student Refunds
        Cash invested in U.S. government securities is restricted for payment of Title IV student refunds, as required by the Department of Education (ED). While the funds are immediately available for refunds, they are invested and are treated as cash equivalents.

        Accounts Receivable and Unearned Tuition
        Upon enrollment by a student, the College records accounts receivable for the academic year with a comparable entry to unearned tuition. The accounts receivable balance is reduced as cash payments are received. Unearned tuition is reduced and recognized as income on a straight-line basis over the length of the course being attended by the student.

        Allowance for Doubtful Accounts
        For financial statement purposes, the College accounts for uncollectible receivables under the allowance method.

        Inventory
        Inventory is stated at the lower of cost (first-in, first-out method) or market value.

        Property and Equipment
        Property and equipment are stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs, which do not add to the value of the related assets or materially extend their original lives, are expensed as incurred.

        Depreciation of property and equipment is calculated using accelerated and straight-line methods over the estimated useful lives of the assets ranging from 5 to 31.5 years. Leasehold improvements are amortized over the term of the related leases, which approximates the estimated useful lives.

                               SANFORD-BROWN COLLEGE, INC.

                              Notes to Financial Statements

                                October 31, 1994 and 1993

        Statement of Cash Flows
        For purposes of the statement of cash flows, the College considers all highly liquid debt instruments with a maturity of three months or less at the time of purchase to be cash equivalents.

        Regulatory Authority
        As an educational institution, the College is subject to licensure and other regulatory requirements of the ED and various state authorities. The College monitors its performance and believes that it is in compliance with appropriate laws and regulations governing its operations.

(2) Property and Equipment
        A summary of property and equipment at October 31, 1994 and 1993 is as follows:

                                                           Years       1994           1993
                                                           -----       ----           ----
        Land                                                -       $    50,000         50,000
        Building                                          31-1/2        575,000        575,000
        Furniture and equipment                             5-7       1,140,950        957,853
        Leasehold improvements                              5-7       1,049,989      1,038,603
        Software                                             5           63,764         78,752
                                                          ======      ---------      ---------
                                                                      2,879,703      2,700,208
        Less accumulated depreciation
           and amortization                                           1,228,611        945,179
                                                                    -----------      ----------
                                                                    $ 1,651,092      1,755,029
                                                                    ===========      =========
(3) Leases

        The College leases certain campus buildings and equipment under various operating lease agreements. Certain buildings and equipment are leased from the sole shareholder. Future minimum lease payments at October 31, 1994 are as follows:

                                                                         Amount
                                                                         ------
        Year ended October 31:
           1995                                                      $   629,801
           1996                                                          192,928
           1997                                                          115,818
           1998                                                          110,556
           1999                                                           79,328
           Thereafter                                                      9,450
                                                                     -----------
                                                                     $ 1,137,881
                                                                     ===========

        Total rent expense for all operating leases was $647,361, $709,849, and $514,471 in 1994, 1993, and 1992, respectively. Of these amounts, $341,784,
$321,348, and $315,171 represent rentals paid to the sole shareholder in 1994, 1993, and 1992, respectively.

                               SANFORD-BROWN COLLEGE, INC.

                              Notes to Financial Statements

                                October 31, 1994 and 1993

(4) Receivable From Shareholder

        At October 31, 1993, the receivable from shareholder consisted of a demand note with an imputed interest rate of 6% annually and a October 31, 2011 maturity.

(5) Related Party Transactions

        Management and consulting fees paid to JLC Consulting, a related party, totaled $300,000 and $120,000, respectively for the year ended October 31, 1994. Management fees paid to JLC Consulting, a related party, totaled $300,000 for the fiscal years ended October 31, 1993 and 1992.

(6) Student Loans

        The College participates in the U.S. Department of Education (ED) Perkins Loan program, which makes funds available for low-interest loans to qualified students in need of financial assistance to pursue a course of study on at least a half-time basis. The College is required to contribute a portion of the total loan amount disbursed to students by ED pursuant to the regulations governing these funds. The College's cumulative contribution under this program is approximately $41,000.

        The College has recognized the cumulative outstanding student loans under this program as an asset on its balance sheet. The College, at its option, has the funds advanced by the ED administered by an independent third-party servicer who is responsible for the servicing and collection of payments from student loans under the program. The internal controls of this third-party servicer are reviewed each year by an independent accountant who reports on the overall effectiveness of the controls over Perkins Loan program funds. Had the College elected not to have the third-party servicer administer these funds, the student receivables would be serviced and collected by the College.

        The College has reported amounts advanced by the ED under the Perkins Loan program as a liability on its balanced sheet for several years. The primary reason for this accounting treatment is to recognize the College's obligation to the U.S. government for funds under this program which the College is ultimately responsible to remit if it ceases to exist or stops making loans available to students.

(7) 401(k) Program

        The College has established an employees' 401(k) plan for the benefit of substantially all employees. The College has received a favorable tax determination letter approving the plan under Section 401(k) of the Internal Revenue Code. The College may also make discretionary contributions to the plan and for the 1994 and 1993 calendar years elected to match 50% of employee contributions up to 4% of an employee's salary. Contributions by the College in fiscal years 1994 and 1993 totaled $33,228 and $32,671, respectively.

                               SANFORD-BROWN COLLEGE, INC.

                              Notes to Financial Statements

                                October 31, 1994 and 1993

(8) Commitments and Contingent Liabilities

        During the normal course of business, various legal claims have arisen which, in the opinion of management after discussion with legal counsel, will not result in any material liability to the College.

        The College participates in various Student Financial Aid (SFA) programs. These programs are subject to retrospective periodic review by the ED. Disbursements under each program are subject to disallowance and repayment by the College.

(9)     Subsequent Event
        On November 28, 1994, the shareholder entered into an agreement with a strategic buyer to sell substantially all net assets of the College for cash and common stock of the buyer. Subject to satisfactory completion of due diligence by the buyer and compliance by the seller with the specific terms of the agreement, the transaction is expected to close during December 1994.

                             WHITMAN MEDICAL CORP.


PRO FORMA FINANCIAL INFORMATION (Unaudited)

         The following unaudited pro forma condensed consolidated financial information gives effect to the December 21, 1994 acquisition of all of the assets and assumption of certain liabilities of Sanford-Brown College Inc. by Whitman Medical Corp. The pro forma information is based on the historical financial statements of Sanford-Brown College Inc. and Whitman Medical Corp. giving effect to the transaction under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements.

The unaudited pro forma condensed consolidated balance sheet combines Sanford-Brown College Inc. as of September 30, 1994 with Whitman Medical Corp. as of September 30, 1994. The unaudited pro forma condensed consolidated statements of operations for the year ended March 31, 1994 and the six months ended September 30, 1994 have been prepared assuming the acquisition of Sanford-Brown College Inc. had taken place on April 1, 1993 and April 1, 1994 respectively. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future.

                             Whitman Medical Corp.
                     Condensed Consolidated Balance Sheets
                              September 30, 1994
                              Unaudited Pro Forma


                                                                                              Whitman
                                                         Historical                          Condensed
                                                  Whitman        SBC     Adjustments/      Consolidated
                                                  9/30/94      9/30/94   Eliminations       at 9/30/94
                                                  -------      -------   ------------      -------------
    Assets
    Current Assets:                              $1,044,425     $604,257     $125,000 (5,7)  $1,773,682
         Cash and cash equivalents
         Accounts Receivable less allowance for
            doubtful accounts                     6,585,792    4,883,835                     11,469,627
         Other current assets                       149,376      440,577      (50,000) (7)      539,953
                                                 ----------   ----------   ----------        ----------
    Total current assets                          7,779,593    5,928,669       75,000        13,783,262

    Equipment and leasehold improvements
        cost less accumulated depreciation
        and amortization                          2,023,295    1,699,437     (560,000) (12)   3,162,732
    Marketable securities                           585,000                                     585,000
    Deferred costs net of accumulated
        amortization                                341,835                    25,000   (1)     366,835
    Patents net of accumulated amortization          29,243                                      29,243
    Deposits and other assets                       213,389                                     213,389
    Goodwill net of accumulated amortization         71,574                 2,300,520   (6)   2,372,094
    Cash - restricted                                                       2,400,000   (2)   2,400,000
    Noncurrent assets                                            166,680                        166,680
                                               ------------   ----------   ----------        ----------
    Total Assets                                $11,043,929   $7,794,786   $4,240,520       $23,079,235


See notes to condensed consolidated unaudited pro forma financial statements

                             Whitman Medical Corp.
               Condensed Consolidated Balance Sheets - Continued
                              September 30, 1994
                              Unaudited Pro Forma

                                                                                              Whitman
                                                         Historical                          Condensed
                                                  Whitman        SBC     Adjustments/      Consolidated
                                                  9/30/94      9/30/94   Eliminations       at 9/30/94
                                                  -------      -------   ------------      ------------
    Liabilities and stockholders' equity
    Current Liabilities:
         Accounts payable                          $112,835     $500,644                       $613,479
         Accrued expenses                           243,839      352,794      100,000   (4)     696,633
         Income taxes payable                       101,424        7,878                        109,302
         Current portion of capitalized
            lease obligations                       221,161                                     221,161
         Deferred revenue                         4,292,978    4,573,990                      8,866,968
                                               ------------   ----------  -----------       -----------
    Total current liabilities                     4,972,237    5,435,306      100,000        10,507,543

    Long-term debt                                                          6,000,000   (1)   6,000,000
    Capitalized lease obligations                 1,412,293                                   1,412,293

    Stockholders' equity:
        Common stock                              5,505,936       15,000      485,000   (3)   6,005,936
        Retained earnings                           (48,537)   2,344,480   (2,344,480)  (3)     (48,537)
        Treasury stock                             (430,500)                                   (430,500)
        Net unrealized loss on noncurrent
           marketable securities                   (367,500)                                   (367,500)
                                               ------------   ----------  -----------       -----------
    Total stockholder's equity                    4,659,399    2,359,480   (1,859,480)        5,159,399
    Total Liabilities and Stockholder's Equity  $11,043,929   $7,794,786   $4,240,520       $23,079,235


See notes to condensed consolidated unaudited pro forma financial statements

                             Whitman Medical Corp.
                Condensed Consolidated Statements of Operations
                  For the twelve months ended March 31, 1994
                              Unaudited Pro Forma

                                                                                                   Whitman
                                                      Historical                                  Condensed
                                                Whitman          SBC                            Consolidated
                                             twelve months  twelve months   Adjustments/        twelve months
                                             ended 3/31/94  ended 3/31/94   Eliminations        ended 3/31/94
                                             -------------  -------------   ------------        -------------
    Revenues

       Tuition                                  $6,158,203    $12,698,498                         $18,856,701
       Other educational                                        1,197,168                           1,197,168
       Interest and other income                    58,335        184,910                             243,245
                                              ------------   ------------                        ------------
    Total revenues                               6,216,538     14,080,576                          20,297,114

    Costs and expenses

       Cost of educational services              3,123,092      6,408,486                           9,531,578
       Student and administrative services       2,719,864      5,600,592         76,300   (9)      8,396,756
       Interest expense                             79,627             18        210,000   (8)        289,645
                                              ------------   ------------   ------------         ------------
    Total costs and expenses                     5,922,583     12,009,096        286,300           18,217,979

    Income (loss) before taxes                     293,955      2,071,480       (286,300)           2,079,135

    Income taxes                                    80,394          2,849        589,435  (10)        672,678
                                              ------------     ----------     ----------           ----------
    Net income (loss)                             $213,561     $2,068,631       (875,735)          $1,406,457
                                              ============     ==========     ===========          ==========

    Net (loss) income per share of
         common stock                                $0.06                                              $0.36
                                              ============                                          =========
    Average number of common and common
         equivalent shares outstanding           3,645,886                       303,885  (11)      3,949,771
                                              ============                    ==========           ==========

See notes to condensed consolidated unaudited pro forma financial statements

                             Whitman Medical Corp.
                Condensed Consolidated Statements of Operations
                  For the six months ended September 30, 1994
                              Unaudited Pro Forma

                                                                                                  Whitman
                                                     Historical                                  Condensed
                                                Whitman          SBC                           Consolidated
                                              six months     six months    Adjustments/         six months
                                             ended 9/30/94  ended 9/30/94  Eliminations        ended 9/30/94
                                             -------------  -------------  ------------        --------------
    Revenues

       Tuition                                  $3,401,432     $6,675,527                        $10,076,959
       Other educational                            98,474        607,481                            705,955
       Interest and other income                    24,428         92,021                            116,449
                                              ------------   ------------                       ------------
    Total revenues                               3,524,334      7,375,029                         10,899,363

    Costs and expenses
       Cost of educational services              2,039,999      3,527,406                          5,567,405
       Student and administrative services       1,466,659      3,373,151         38,100  (9)      4,877,910
       Interest expense                             46,578                       135,000  (8)        181,578
                                              ------------   ------------   ------------        ------------
    Total costs and expenses                     3,553,236      6,900,557        173,100          10,626,893

    Income (loss) before taxes                     (28,902)       474,472       (173,100)            272,470

    Income taxes                                    49,632          5,190         69,458 (10)        124,280
                                              ------------     ----------     ----------          ----------
    Net income (loss)                             ($78,534)      $469,282       (242,558)           $148,190
                                              =============    ==========     ===========         ==========

    Net (loss) income per share of
         common stock                               ($0.02)                                            $0.04
                                              =============                                       ==========
    Average number of common and common
         equivalent shares outstanding           3,493,802                        98,232 (11)      3,592,034
                                              =============                   ==========          ==========



See notes to condensed consolidated unaudited pro forma financial statements

                             WHITMAN MEDICAL CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On December 21, 1994, the Company completed the purchase of Sanford-Brown College, a privately held proprietary business and allied health care college. Sanford-Brown was acquired for $4 million in cash and common stock and a contingent consideration of $5 million in cash and stock held in escrow.

The acquisition has been accounted for as a purchase, and the net assets and results of operations are included in the Company's Consolidated Financial Statements. The purchase price has been allocated to the assets and liabilities of Sanford-Brown based on their relative fair market value which approximated their net book value. The purchase price and expenses associated with the acquisition exceeded the fair value of Sanford-Brown's net assets by approximately $2.4 million which has been assigned to goodwill.

Based on the terms of the escrow agreement, upon the occurrence of certain events, the escrow agent will disburse cash and stock to either the seller or the Company. If and when the cash and stock in escrow are released to the seller, their value will be accounted for as an increase in goodwill.

The following unaudited pro-forma information combines the consolidated results of operations of the Company and Sanford-Brown as if the acquisition had occurred on March 31, 1994, after giving effect to amortization of goodwill and increased interest expense on average long-term borrowings to finance the acquisition. The pro forma information is not necessarily indicative of the results of operations which would have actually been obtained during such periods.

For the six months ended September 30,1994 and the year ended March 31, 1994

(1) Reflects increase in indebtedness to finance the acquisition of Sanford-Brown College, Inc. by Whitman Medical Corp. and deferral of related financing fees.


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(2)        Reflects cash portion of contingent purchase price being held in escrow.

(3) Reflects elimination of Sanford-Brown's equity accounts, net of additional Whitman stock issued in conjunction with the acquisition:

                      Additional stock issued            $ 500,000
                      Eliminate Sanford-Brown stock        (15,000)
                                                         ---------
                                                          $485,000

(4)        Reflects accrual for direct acquisition expenses.

(5) Reflects cash received from lender in excess of cash paid to seller and held in escrow:

                       Financing proceeds received        $5,975,000
                       Cash paid to seller                (3,500,000)
                       Cash held in escrow                (2,400,000)
                                                          -----------
                                                           $  75,000

(6) To record goodwill on acquisition of Sanford-Brown as excess of purchase price over fair value of assets acquired and liabilities assumed, net of direct acquisition costs accrued. The Company amortizes the goodwill associated with the acquisition of Sanford-Brown College using the straight-line method, over a forty year period.

(7) Reflects collection of receivable from shareholder in conjunction with the closing.

(8) Estimate for additional interest expense on the assumed average outstanding acquisition loan balances at prime rate minus 1/2% (actual interest rate on the SBC acquisition loan).

(9) Reflects amortization expense on deferred financing fees and goodwill.

(10) Reflects pro forma tax expense attributable to Sanford-Brown's income under provisions of FAS 109, net of acquisition entries. Sanford-Brown was treated historically as an S-Corp for federal income tax purposes.


                                      19







(11) Reflects issuance of 98,232 shares of Whitman common stock in conjunction with the purchase plus the dilutive effect of warrants issued in conjunction with obtaining financing for the year ended March 31, 1994.

(12) Reflects elimination of historical cost of Sanford-Brown assets not acquired by Whitman.




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                                  Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                WHITMAN MEDICAL CORP.

Dated: February 13, 1996                By: /s/ Randy S. Proto
                                    -----------------------
                                    Randy S. Proto
                                    President


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